UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under The Securities Exchange Act of 1934

(Amendment No. 4)

NEWMARKET CORPORATION

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

651587 10 7

(CUSIP Number)

Bruce C. Gottwald

330 South Fourth Street

Richmond, Virginia 23219

Telephone No. 804-788-5000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Copy to:

David W. Robertson, Esq.

McGuireWoods LLP

One James Center

901 East Cary Street

Richmond, Virginia 23219

August 25, 2008

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box  ☐.

Page 1 of 13 Pages

CUSIP NO. 651587 10 7	13D	Page 2 of 13 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Bruce C. Gottwald
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS*

PF, BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

2,232,096
8 SHARED VOTING POWER

18,731
9 SOLE DISPOSITIVE POWER

2,232,096
10 SHARED DISPOSITIVE POWER

18,731

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,250,827
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

43,720 shares held by a charitable foundation; an aggregate of 637,220 shares owned by three separate trusts of which each of the Reporting Person’s adult sons and his wife are the co-trustees; and an aggregate of 433,395 shares owned by the Reporting Person’s adult sons (including shares as to which the adult sons have shared voting and dispositive power)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14.53%
14	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 2 of 13 Pages

* Amendment No. 4 amends and supplements the statement on Schedule 13D initially filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2006 by Bruce C. Gottwald (“Mr. Gottwald”), as previously amended by Amendment No. 1 thereto filed with the SEC on August 18, 2006, by Amendment No. 2 thereto filed with the SEC on February 16, 2007 and by Amendment No. 3 thereto filed with the SEC on May 27, 2008, with respect to shares of common stock, without par value (the “Common Stock”), of NewMarket Corporation (the “Issuer”). The purpose for the filing of Amendment No. 4 is to update the reported beneficial ownership of the Issuer’s Common Stock by Mr. Gottwald.

Item 3.	Source and Amount of Funds or Other Consideration.

Mr. Gottwald used the proceeds from commercial bank loans made in the ordinary course of business from SunTrust Bank to acquire all 207,154 shares of the Issuer’s Common Stock listed on Schedule I hereto.

Item 4.	Purpose of Transaction.

Mr. Gottwald purchased the additional shares of the Issuer’s Common Stock listed on Schedule I hereto to increase his beneficial interest in the Issuer, which Mr. Gottwald believes is an attractive investment. Except for occasional gifts and other transactions among family members, Mr. Gottwald intends to hold for investment the shares of the Issuer’s Common Stock that he owns. However, depending upon his evaluation of the Issuer’s business and prospects and upon future developments, including, but not limited to, stock market and general economic conditions, Mr. Gottwald may from time to time acquire additional shares, or dispose of shares, of the Issuer’s Common Stock.

Mr. Gottwald does not have any plans to engage in any extraordinary transactions involving the Issuer or any of its subsidiaries, such as a merger, reorganization or liquidation, nor does he have any plans (i) to sell or transfer a material amount of the Issuer’s assets, (ii) to make any material change in the present capitalization or dividend policy of the Issuer, (iii) to change the board of directors or management of the Issuer, (iv) to make any other material change in the Issuer’s business or corporate structure, (v) to make any change in the Issuer’s articles of incorporation or bylaws or other actions that may impede the acquisition of control of the Issuer by any person, (vi) to cause a class of the Issuer’s securities to be delisted from a national securities exchange or to cease to be authorized to be quoted on an inter-dealer quotation system of a registered national securities association, (vii) to cause a class of equity securities of the Issuer to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (viii) any action similar to any of those described in this Item 4.

Item 5.	Interest in Securities of the Issuer.

(a)	2,294,547 shares of Common Stock of the Issuer are owned beneficially by Mr. Gottwald, constituting 14.81% of such shares outstanding.1/

(b)	Number of shares as to which such persons have:

(i)	sole power to vote or to direct the vote—2,232,096

Page 3 of 13 Pages

(ii)	shared power to vote or to direct the vote—62,4512/

(iii)	sole power to dispose of or to direct the disposition of—2,232,096

(iv)	shared power to dispose of or to direct the disposition of 62,4512 /

1/

This amount does not include an aggregate of 637,220 (4.11%) shares of the Issuer’s Common Stock beneficially owned by three separate trusts of which each of the adult sons of Bruce C. Gottwald and his wife are the co-trustees or an aggregate of 433,395 (2.80%) shares of the Issuer’s Common Stock beneficially owned by the adult sons of Bruce C. Gottwald. Bruce C. Gottwald and his adult sons have no agreement with respect to the acquisition, retention, disposition or voting of the Issuer’s Common Stock. The filing of this statement on Schedule 13D shall not be construed as an admission that, for the purposes of Section 13(d) or 13(g) of the Exchange Act, Bruce C. Gottwald is the beneficial owner of the 62,451 shares described in Items 5(b)(ii) and (iv). See Item 5(d) below.

2/

This amount includes 43,720 shares owned by a charitable foundation for which Bruce C. Gottwald serves as one of the directors and 18,731 shares owned by Mr. Gottwald’s wife. Bruce C. Gottwald disclaims any beneficial interest in any shares held in the foundation or held by his wife. Because Bruce C. Gottwald is a director of the Issuer, his son, Thomas E. Gottwald, is the Chief Executive Officer and a director of the Issuer and members of the Gottwald family are the largest shareholders of the Issuer, they may be deemed to be control persons of the Issuer and to have the capacity to control any such recommendation of management.

(c)	Other than the acquisition of the 207,154 shares of the Issuer’s Common Stock set forth on Schedule I hereto, Mr. Gottwald has not engaged in any transactions in the Issuer’s Common Stock in the past 60 days.

(d)	Other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all 62,451 shares described in Items 5(b)(ii) and (iv). However, none of such persons’ individual interest relates to more than 5% of the class of securities for which this Schedule is filed.

Item 7.	Material to be Filed as Exhibits.

Exhibit 1 Power of Attorney for Bruce C. Gottwald (previously filed with Amendment No. 1 to this Schedule 13D).

Page 4 of 13 Pages

Schedule I

Reporting Person	Date	Number of Shares Purchased(1)	Price Per Share (excluding commissions)
Bruce C. Gottwald
	August 6, 2008	100	$62.12
	August 6, 2008	100	$62.22
	August 6, 2008	100	$62.25
	August 6, 2008	100	$62.27
	August 6, 2008	200	$62.30
	August 6, 2008	100	$62.59
	August 6, 2008	200	$62.76
	August 6, 2008	100	$62.79
	August 6, 2008	100	$62.80
	August 6, 2008	100	$62.83
	August 6, 2008	100	$62.85
	August 6, 2008	400	$62.87
	August 6, 2008	200	$62.90
	August 6, 2008	200	$62.91
	August 6, 2008	100	$62.92
	August 6, 2008	100	$62.93
	August 6, 2008	400	$62.94
	August 6, 2008	100	$62.945
	August 6, 2008	123	$62.95
	August 6, 2008	100	$62.96
	August 6, 2008	1,000	$62.97
	August 6, 2008	200	$62.98
	August 6, 2008	1,000	$62.99
	August 6, 2008	100	$62.9925
	August 6, 2008	100	$62.995
	August 6, 2008	888	$63.00
	August 6, 2008	300	$63.01
	August 6, 2008	1,193	$63.02
	August 6, 2008	500	$63.03
	August 6, 2008	100	$63.035
	August 6, 2008	1,100	$63.04
	August 6, 2008	1,316	$63.05
	August 6, 2008	1,984	$63.06
	August 6, 2008	500	$63.07
	August 6, 2008	800	$63.08
	August 6, 2008	700	$63.09
	August 6, 2008	100	$63.095
	August 6, 2008	4,700	$63.10
	August 7, 2008	200	$63.44
	August 7, 2008	200	$63.62
	August 7, 2008	100	$63.71
	August 7, 2008	100	$63.805
	August 7, 2008	100	$63.82
	August 7, 2008	100	$63.83

Page 5 of 13 Pages

Reporting Person	Date	Number of Shares Purchased(1)	Price Per Share (excluding commissions)
	August 7, 2008	100	$63.84
	August 7, 2008	200	$63.86
	August 7, 2008	100	$63.87
	August 7, 2008	100	$63.88
	August 7, 2008	300	$63.89
	August 7, 2008	100	$63.90
	August 7, 2008	200	$63.905
	August 7, 2008	100	$64.00
	August 7, 2008	300	$64.02
	August 7, 2008	100	$64.04
	August 7, 2008	200	$64.05
	August 7, 2008	100	$64.06
	August 7, 2008	100	$64.07
	August 7, 2008	100	$64.08
	August 7, 2008	100	$64.09
	August 7, 2008	100	$64.10
	August 7, 2008	100	$64.12
	August 7, 2008	100	$64.13
	August 7, 2008	90	$64.15
	August 7, 2008	200	$64.17
	August 7, 2008	100	$64.18
	August 7, 2008	100	$64.20
	August 7, 2008	200	$64.21
	August 7, 2008	200	$64.22
	August 7, 2008	13	$64.23
	August 7, 2008	500	$64.26
	August 7, 2008	100	$64.28
	August 7, 2008	200	$64.29
	August 7, 2008	100	$64.30
	August 7, 2008	500	$64.32
	August 7, 2008	100	$64.34
	August 7, 2008	151	$64.35
	August 7, 2008	200	$64.37
	August 7, 2008	100	$64.38
	August 7, 2008	200	$64.40
	August 7, 2008	100	$64.41
	August 7, 2008	768	$64.42
	August 7, 2008	300	$64.43
	August 7, 2008	4,287	$64.44
	August 7, 2008	4,388	$64.45
	August 7, 2008	100	$64.46
	August 7, 2008	100	$64.47
	August 7, 2008	500	$64.49
	August 7, 2008	300	$64.50
	August 7, 2008	100	$64.51
	August 7, 2008	1,200	$64.53

Page 6 of 13 Pages

Reporting Person	Date	Number of Shares Purchased(1)	Price Per Share (excluding commissions)
	August 7, 2008	200	$64.54
	August 7, 2008	100	$64.55
	August 7, 2008	1,000	$64.56
	August 7, 2008	932	$64.57
	August 7, 2008	1,100	$64.58
	August 7, 2008	4,900	$64.59
	August 7, 2008	12,925	$64.60
	August 7, 2008	800	$64.61
	August 7, 2008	100	$64.615
	August 7, 2008	693	$64.62
	August 7, 2008	400	$64.63
	August 7, 2008	400	$64.635
	August 7, 2008	945	$64.64
	August 7, 2008	100	$64.645
	August 7, 2008	3,407	$64.65
	August 7, 2008	300	$64.655
	August 7, 2008	1,224	$64.66
	August 7, 2008	300	$64.665
	August 7, 2008	100	$64.6675
	August 7, 2008	600	$64.67
	August 7, 2008	1,276	$64.68
	August 7, 2008	2,300	$64.685
	August 7, 2008	4,271	$64.69
	August 7, 2008	700	$64.695
	August 7, 2008	6,184	$64.70
	August 7, 2008	100	$64.705
	August 7, 2008	2,100	$64.71
	August 7, 2008	1,100	$64.72
	August 7, 2008	200	$64.7225
	August 7, 2008	100	$64.725
	August 7, 2008	1,100	$64.73
	August 7, 2008	300	$64.735
	August 7, 2008	3,310	$64.74
	August 7, 2008	600	$64.7425
	August 7, 2008	300	$64.745
	August 7, 2008	300	$64.7475
	August 7, 2008	3,290	$64.75
	August 7, 2008	1,400	$64.755
	August 7, 2008	100	$64.7575
	August 7, 2008	3,000	$64.76
	August 7, 2008	700	$64.77
	August 7, 2008	200	$64.79
	August 7, 2008	100	$64.82
	August 7, 2008	200	$64.83
	August 7, 2008	146	$64.86
	August 7, 2008	700	$64.87

Page 7 of 13 Pages

Reporting Person	Date	Number of Shares Purchased(1)	Price Per Share (excluding commissions)
	August 7, 2008	300	$64.88
	August 7, 2008	400	$64.90
	August 7, 2008	500	$64.91
	August 7, 2008	100	$64.92
	August 7, 2008	800	$64.93
	August 7, 2008	200	$64.95
	August 7, 2008	400	$64.96
	August 7, 2008	200	$64.97
	August 7, 2008	600	$64.98
	August 7, 2008	500	$64.99
	August 7, 2008	3,100	$65.00
	August 8, 2008	100	$63.80
	August 8, 2008	100	$63.82
	August 8, 2008	300	$63.83
	August 8, 2008	400	$63.84
	August 8, 2008	100	$63.90
	August 8, 2008	100	$63.92
	August 8, 2008	15	$63.95
	August 8, 2008	100	$63.96
	August 8, 2008	385	$63.99
	August 8, 2008	127	$64.01
	August 8, 2008	100	$64.02
	August 8, 2008	600	$64.03
	August 8, 2008	73	$64.05
	August 8, 2008	100	$64.09
	August 8, 2008	100	$64.10
	August 8, 2008	100	$64.115
	August 8, 2008	27	$64.12
	August 8, 2008	73	$64.21
	August 8, 2008	200	$64.24
	August 8, 2008	100	$64.28
	August 8, 2008	200	$64.29
	August 8, 2008	200	$64.30
	August 8, 2008	100	$64.33
	August 8, 2008	200	$64.41
	August 8, 2008	200	$64.42
	August 8, 2008	100	$64.44
	August 8, 2008	100	$64.48
	August 21, 2008	100	$64.55
	August 21, 2008	100	$64.62
	August 21, 2008	100	$64.64
	August 21, 2008	100	$64.66
	August 21, 2008	100	$64.72
	August 21, 2008	100	$64.73
	August 21, 2008	300	$64.74
	August 21, 2008	100	$64.75

Page 8 of 13 Pages

Reporting Person	Date	Number of Shares Purchased(1)	Price Per Share (excluding commissions)
	August 21, 2008	200	$64.77
	August 21, 2008	200	$64.79
	August 21, 2008	200	$64.84
	August 21, 2008	200	$64.85
	August 21, 2008	100	$64.88
	August 21, 2008	1,100	$64.89
	August 21, 2008	200	$64.90
	August 21, 2008	300	$64.91
	August 21, 2008	100	$64.92
	August 21, 2008	100	$64.93
	August 21, 2008	100	$64.94
	August 21, 2008	200	$64.95
	August 21, 2008	300	$64.96
	August 21, 2008	100	$64.97
	August 21, 2008	300	$64.98
	August 21, 2008	100	$64.99
	August 21, 2008	1,700	$65.00
	August 22, 2008	100	$64.25
	August 22, 2008	100	$64.30
	August 22, 2008	300	$64.34
	August 22, 2008	200	$64.375
	August 22, 2008	200	$64.44
	August 22, 2008	100	$64.46
	August 22, 2008	100	$64.48
	August 22, 2008	100	$64.53
	August 22, 2008	100	$64.56
	August 22, 2008	100	$64.60
	August 22, 2008	200	$64.62
	August 22, 2008	100	$64.64
	August 22, 2008	100	$64.65
	August 22, 2008	100	$64.66
	August 22, 2008	100	$64.67
	August 22, 2008	100	$64.68
	August 22, 2008	300	$64.70
	August 22, 2008	100	$64.71
	August 22, 2008	300	$64.72
	August 22, 2008	100	$64.725
	August 22, 2008	600	$64.73
	August 22, 2008	100	$64.77
	August 22, 2008	100	$64.78
	August 22, 2008	100	$64.83
	August 22, 2008	100	$64.85
	August 22, 2008	100	$64.89
	August 22, 2008	100	$64.895
	August 22, 2008	300	$64.90
	August 22, 2008	200	$64.92
	August 22, 2008	100	$64.94
	August 22, 2008	100	$64.97
	August 22, 2008	400	$64.98
	August 22, 2008	200	$64.99
	August 22, 2008	900	$65.00
	August 25, 2008	300	$63.89
	August 25, 2008	100	$63.90
	August 25, 2008	200	$63.93
	August 25, 2008	113	$63.94
	August 25, 2008	100	$63.95
	August 25, 2008	200	$63.96
	August 25, 2008	100	$63.965
	August 25, 2008	340	$63.97
	August 25, 2008	100	$63.975
	August 25, 2008	160	$63.98
	August 25, 2008	1,200	$63.99
	August 25, 2008	200	$64.00
	August 25, 2008	100	$64.01
	August 25, 2008	500	$64.02
	August 25, 2008	500	$64.04
	August 25, 2008	100	$64.07
	August 25, 2008	100	$64.08
	August 25, 2008	100	$64.09
	August 25, 2008	100	$64.10
	August 25, 2008	100	$64.11
	August 25, 2008	200	$64.13
	August 25, 2008	274	$64.15
	August 25, 2008	100	$64.16
	August 25, 2008	200	$64.17
	August 25, 2008	100	$64.18
	August 25, 2008	400	$64.19
	August 25, 2008	1,500	$64.20
	August 25, 2008	200	$64.2075
	August 25, 2008	1,025	$64.21
	August 25, 2008	400	$64.215
	August 25, 2008	929	$64.22
	August 25, 2008	100	$64.225
	August 25, 2008	963	$64.23
	August 25, 2008	1,509	$64.24
	August 25, 2008	1,879	$64.25
	August 25, 2008	400	$64.26
	August 25, 2008	700	$64.27
	August 25, 2008	700	$64.28
	August 25, 2008	400	$64.29
	August 25, 2008	300	$64.295
	August 25, 2008	2,240	$64.30
	August 25, 2008	600	$64.31
	August 25, 2008	1,540	$64.32
	August 25, 2008	300	$64.33
	August 25, 2008	2,860	$64.34
	August 25, 2008	1,300	$64.35
	August 25, 2008	400	$64.36
	August 25, 2008	900	$64.37
	August 25, 2008	1,500	$64.38
	August 25, 2008	800	$64.39
	August 25, 2008	900	$64.40
	August 25, 2008	100	$64.41
	August 25, 2008	300	$64.42
	August 25, 2008	100	$64.43
	August 25, 2008	200	$64.44
	August 25, 2008	600	$64.45
	August 25, 2008	500	$64.46
	August 25, 2008	400	$64.47
	August 25, 2008	300	$64.48
	August 25, 2008	300	$64.49
	August 25, 2008	900	$64.50
	August 25, 2008	826	$64.51
	August 25, 2008	200	$64.52
	August 25, 2008	400	$64.53
	August 25, 2008	200	$64.54
	August 25, 2008	100	$64.55
	August 25, 2008	100	$64.56
	August 25, 2008	200	$64.57
	August 25, 2008	300	$64.58
	August 25, 2008	300	$64.59
	August 25, 2008	100	$64.62
	August 25, 2008	100	$64.64
	August 25, 2008	100	$64.65
	August 25, 2008	200	$64.68
	August 25, 2008	200	$64.71
	August 25, 2008	100	$64.73
	August 25, 2008	400	$64.74
	August 25, 2008	100	$64.75
	August 25, 2008	200	$64.76
	August 25, 2008	700	$64.77
	August 25, 2008	1,000	$64.78
	August 25, 2008	400	$64.79
	August 25, 2008	100	$64.80
	August 25, 2008	100	$64.82
	August 25, 2008	200	$64.83
	August 25, 2008	100	$64.85
	August 25, 2008	242	$64.86
	August 25, 2008	300	$64.87
	August 25, 2008	100	$64.88
	August 25, 2008	100	$64.89
	August 25, 2008	500	$64.90
	August 25, 2008	550	$64.91
	August 25, 2008	300	$64.92
	August 25, 2008	100	$64.93
	August 25, 2008	300	$64.95
	August 25, 2008	400	$64.96
	August 25, 2008	900	$64.97
	August 25, 2008	100	$64.98
	August 25, 2008	700	$64.99
	August 25, 2008	1,800	$65.00
	August 26, 2008	100	$64.15
	August 26, 2008	900	$64.16
	August 26, 2008	100	$64.17
	August 26, 2008	100	$64.19
	August 26, 2008	602	$64.22
	August 26, 2008	300	$64.23
	August 26, 2008	100	$64.24
	August 26, 2008	100	$64.26
	August 26, 2008	300	$64.27
	August 26, 2008	200	$64.28
	August 26, 2008	300	$64.285
	August 26, 2008	100	$64.29
	August 26, 2008	100	$64.295
	August 26, 2008	800	$64.30
	August 26, 2008	100	$64.31
	August 26, 2008	100	$64.32
	August 26, 2008	200	$64.34
	August 26, 2008	300	$64.35
	August 26, 2008	200	$64.3575
	August 26, 2008	650	$64.36
	August 26, 2008	1,000	$64.37
	August 26, 2008	798	$64.38
	August 26, 2008	200	$64.385
	August 26, 2008	300	$64.39
	August 26, 2008	600	$64.40
	August 26, 2008	100	$64.405
	August 26, 2008	1,400	$64.41
	August 26, 2008	200	$64.415
	August 26, 2008	700	$64.42
	August 26, 2008	400	$64.43
	August 26, 2008	200	$64.44
	August 26, 2008	300	$64.4475
	August 26, 2008	200	$64.45
	August 26, 2008	100	$64.46
	August 26, 2008	100	$64.465
	August 26, 2008	100	$64.47
	August 26, 2008	100	$64.475
	August 26, 2008	300	$64.48
	August 26, 2008	100	$64.485
	August 26, 2008	800	$64.49
	August 26, 2008	1,100	$64.50
	August 26, 2008	300	$64.5025
	August 26, 2008	300	$64.505
	August 26, 2008	300	$64.51
	August 26, 2008	600	$64.52
	August 26, 2008	200	$64.525
	August 26, 2008	505	$64.53
	August 26, 2008	100	$64.535
	August 26, 2008	500	$64.54
	August 26, 2008	895	$64.55
	August 26, 2008	200	$64.56
	August 26, 2008	100	$64.565
	August 26, 2008	200	$64.575
	August 26, 2008	100	$64.58
	August 26, 2008	100	$64.585
	August 26, 2008	900	$64.59
	August 26, 2008	200	$64.60
	August 26, 2008	585	$64.61
	August 26, 2008	100	$64.615
	August 26, 2008	400	$64.62
	August 26, 2008	1,100	$64.63
	August 26, 2008	1,000	$64.64
	August 26, 2008	200	$64.645
	August 26, 2008	2,100	$64.65
	August 26, 2008	300	$64.66
	August 26, 2008	100	$64.67
	August 26, 2008	300	$64.68
	August 26, 2008	100	$64.69
	August 26, 2008	200	$64.71
	August 26, 2008	200	$64.72
	August 26, 2008	100	$64.77
	August 26, 2008	100	$64.81
	August 26, 2008	400	$64.8375
	August 26, 2008	300	$64.85
	August 26, 2008	200	$64.87
	August 26, 2008	400	$64.88
	August 26, 2008	200	$64.89
	August 26, 2008	200	$64.895
	August 26, 2008	300	$64.90
	August 26, 2008	200	$64.91
	August 26, 2008	300	$64.915
	August 26, 2008	200	$64.92
	August 26, 2008	200	$64.93
	August 26, 2008	400	$64.94
	August 26, 2008	100	$64.95
	August 26, 2008	100	$64.96
	August 26, 2008	400	$64.97
	August 26, 2008	200	$64.98
	August 26, 2008	200	$64.99
	August 26, 2008	1,665	$65.00
	Total	207,154

(1)	All purchases were effected on the New York Stock Exchange.

Page 9 of 13 Pages

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

August 27, 2008	/s/ M. Rudolph West
M. Rudolph West
Attorney-in-fact pursuant to a power of attorney filed as an exhibit hereto.

Page 10 of 13 Pages

EXHIBIT INDEX

Exhibit	1 Power of Attorney for Bruce C. Gottwald (previously filed with Amendment No. 1 to this Schedule 13D).

Page 13 of 13 Pages